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JETBLUE ANNOUNCES 6.6 PERCENT OPERATING MARGIN
FOR THIRD QUARTER 2006

New York, NY (October 24, 2006) — JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the third quarter 2006:

•	Operating revenues for the quarter totaled $628 million, representing growth of 38.7% over operating revenues of $453 million in the third quarter of 2005.

•	Operating income for the quarter was $41 million, resulting in a 6.6% operating margin, compared to operating income of $14 million and a 3.1% operating margin in the third quarter of 2005.

•	Pre-tax income for the quarter was $1.3 million, compared with a loss of $3.7 million in the year ago period.

•	Net loss for the quarter was $0.5 million, representing earnings of $0.00 per diluted share, compared with third quarter 2005 net income of $2.7 million, or $0.02 per diluted share.

‘‘Results this quarter demonstrate our crewmembers' success in their ongoing focus on cost control, as we work to maximize productivity and institutionalize low-cost carrier spending habits throughout our airline. Unfortunately, the revenue environment during the quarter remained challenging as we continued our new market expansion and saw lower than expected overall demand due in part to security related concerns,’’ said David Neeleman, CEO of JetBlue. ‘‘The company has made the prudent decision to reduce our rate of growth over the next three years through a reduction in both our Airbus 320 fleet and our EMBRAER 190 fleet. We believe this will enable us to be more strategic about our aircraft deployment, generate a higher level of earnings, strengthen our balance sheet and improve our cash position. With revised capacity next year expected to increase between 14 and 17 percent, we remain committed to profitable growth and to bringing our high quality product to new and existing customers.’’ Specific information will be available at a later point in time.

Dave Barger, JetBlue's COO and President, commented, ‘‘We're excited about the opportunities ahead following a reduction in our rapid rate of growth. Importantly, we intend to achieve this revision while working hard to preserve and improve our internal culture, which remains our single greatest asset.’’

During the third quarter of 2006, JetBlue achieved a completion factor of 99.6% of scheduled flights versus 99.4% in the third quarter of 2005. On-time performance, defined by the US Department of Transportation as arrivals within 14 minutes of schedule, was 74.6% in the third quarter of 2006 compared to 72.2% for the same period in 2005. The company attained a load factor in the third quarter of 2006 of 80.4%, a decrease of 6.2 points on a capacity increase of 19.0% over the third quarter of 2005.

For the third quarter, yield per passenger mile was 9.72 cents, up 23.5% compared to 2005. Operating revenue per available seat mile (RASM) increased 16.5% year-over-year to 8.33 cents. Revenue passenger miles increased 10.5% from the third quarter of 2005 to 6.06 billion. Available seat miles grew 19.0% to 7.54 billion. Operating expenses for the third quarter were $587 million, up 33.7% from the third quarter of 2005. Operating expense per ASM (CASM) for the third quarter 2006 increased 12.3% year-over-year to 7.79 cents, while average stage length decreased 18.2%. Excluding fuel, CASM increased 4.7% to 4.98 cents. During the quarter, realized fuel price was $2.12 per gallon, a 24.3%

increase over third quarter 2005 realized fuel price of $1.70. JetBlue ended the third quarter with $456 million in cash and investment securities.

Looking ahead, for the fourth quarter of 2006, JetBlue expects to report an operating margin between six and eight percent assuming an all-in aircraft fuel cost per gallon of $1.94. Pre-tax margin for the quarter is expected to be between one and three percent. Cost per available seat mile (CASM) is expected to increase between six and eight percent over the year-ago period, at the assumed $1.94 aircraft fuel cost per gallon. Excluding fuel, CASM in the fourth quarter is expected to increase between five and seven percent year over year. Capacity is expected to increase between 13 and 15 percent in the fourth quarter and stage length is expected to decrease roughly 18% over the same period last year.

JetBlue will conduct a conference call to discuss its quarterly earnings today, October 24, at 10:00 a.m. Eastern Time. A live broadcast of the conference call will be available via the World Wide Web at http://investor.jetblue.com.

About JetBlue

In the six years since its launch, JetBlue Airways has focused on creating a new airline category — an airline that offers value, service and style. Based out of New York City, the low-cost carrier currently serves 47 destinations with up to 470 flights daily. Onboard JetBlue, customers enjoy roomy leather seats and 36 channels of free DIRECTV® programming (See note), the most live TV available on any airline. On flights longer than two hours, a selection of first-run movies and bonus features from FOX InFlight™ is also available. JetBlue offers customers generous brand name snacks and beverages, including freshly brewed Dunkin' Donuts® coffee, and delicious wines selected by the airline's Low Fare Sommelier, Josh Wesson from Best Cellars®. On overnight flights from the West, the airline now offers Shut-Eye Service™, with a comfort kit designed exclusively for JetBlue by Bliss Spa and other special amenities including a ‘‘good morning’’ hot towel service. With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and an overnight stay is never required. For information or reservations call 1-800-JETBLUE (1-800-538-2583) or visit www.jetblue.com.

Note: DIRECTV® service is not available on flights outside the continental United States; however, where applicable FOX InFlight™ is offered complimentary on these routes. FOX InFlight™ is a trademark of Twentieth Century Fox Film Corporation. JetBlue's in-flight entertainment is powered by LiveTV, a wholly owned subsidiary of JetBlue.

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This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed in the forward-looking statements due to many factors, including, without limitation, our extremely competitive industry; increases in fuel prices, maintenance costs and interest rates; our ability to implement our growth strategy, including the integration of the EMBRAER 190 aircraft into our operations; our significant fixed obligations; our ability to attract and retain qualified personnel and maintain our culture as we grow; our reliance on high daily aircraft utilization; our dependence on the New York metropolitan market; our reliance on automated systems and technology; our being subject to potential unionization; our reliance on a limited number of suppliers; changes in or additional government regulation; changes in our industry due to other airlines' financial condition; and external geopolitical events and conditions. Further information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's 2005 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Percent Change		Nine Months Ended September 30,		Percent Change
	2006	2005			2006	2005
OPERATING REVENUES
Passenger	$589	$432	36.5		$1,631	$1,200	35.9
Other	39	21	82.6		99	55	77.5
Total operating revenues	628	453	38.7		1,730	1,255	37.8
OPERATING EXPENSES
Salaries, wages and benefits	140	108	29.3		406	312	30.2
Aircraft fuel	212	138	53.5		564	336	68.0
Landing fees and other rents	42	27	53.8		117	80	45.7
Depreciation and amortization (1)	32	30	8.8		103	81	28.5
Aircraft rent	27	18	49.5		74	54	36.8
Sales and marketing	27	22	23.1		77	61	24.8
Maintenance materials and repairs	22	19	11.5		66	47	40.1
Other operating expenses	85	77	11.5		260	205	26.7
Total operating expenses	587	439	33.7		1,667	1,176	41.7
OPERATING INCOME	41	14	197.4		63	79	(20.8)
Operating margin	6.6%	3.1%	3.5	pts.	3.6%	6.3%	(2.7	) pts.
OTHER INCOME (EXPENSE)
Interest expense	(45)	(28)	58.3		(124)	(74)	66.9
Capitalized interest	7	3	85.6		19	11	67.7
Interest income and other	(2)	7	(130.8)		21	15	39.9
Total other income (expense)	(40)	(18)	127.4		(84)	(48)	75.3
INCOME (LOSS) BEFORE INCOME TAXES	1	(4)			(21)	31
Income tax expense (benefit)	1	(7)			(3)	9
NET INCOME (LOSS)	$—	$3			$(18)	$22
EARNINGS (LOSS) PER COMMON SHARE:
Basic	$—	$0.02			$(0.11)	$0.14
Diluted	$—	$0.02			$(0.11)	$0.13
Weighted average shares outstanding (thousands):
Basic	175,569	158,041			174,538	157,313
Diluted	175,569	166,239			174,538	165,856

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended September 30,		Percent Change		Nine Months Ended June 30,		Percent Change
	2006	2005			2006	2005
Revenue passengers (thousands)	4,773	3,783	26.2		13,633	10,879	25.3
Revenue passenger miles (millions)	6,062	5,484	10.5		17,522	15,043	16.5
Available seat miles (ASMs) (millions)	7,537	6,332	19.0		21,316	17,347	22.9
Load factor	80.4%	86.6%	(6.2	) pts.	82.2%	86.7%	(4.5	) pts.
Breakeven load factor (2)	79.7%	87.4%	(7.7	) pts.	83.3%	84.2%	(0.9	) pts.
Aircraft utilization (hours per day)	12.7	13.7	(6.9)		12.9	13.6	(5.2)
Average fare	$123.41	$114.08	8.2		$119.63	$110.28	8.5
Yield per passenger mile (cents)	9.72	7.87	23.5		9.31	7.97	16.7
Passenger revenue per ASM (cents)	7.82	6.82	14.7		7.65	6.92	10.6
Operating revenue per ASM (cents)	8.33	7.15	16.5		8.11	7.24	12.1
Operating expense per ASM (cents)	7.79	6.93	12.3		7.82	6.78	15.3
Operating expense per ASM, excluding fuel (cents)	4.98	4.75	4.7		5.17	4.84	6.8
Airline operating expense per ASM (cents) (2)	7.74	6.87	12.6		7.76	6.72	15.5
Departures	42,311	28,104	50.6		114,416	81,123	41.0
Average stage length (miles)	1,181	1,444	(18.2)		1,224	1,371	(10.7)
Average number of operating aircraft during period	112.0	79.2	41.5		103.4	74.8	38.2
Average fuel cost per gallon	$2.12	$1.70	24.3		$2.02	$1.52	33.3
Fuel gallons consumed (millions)	100	81	23.6		279	222	26.0
Percent of sales through jetblue.com during period	78.7%	77.7%	1.0	pts.	80.1%	77.2%	2.9	pts.
Full-time equivalent employees at period end (2)					9,223	7,452	23.8

SELECTED CONSOLIDATED BALANCE SHEET DATA
    (in millions)

	September 30, 2006	December 31, 2005
Cash, cash equivalents and investment securities	$456	$484
Total assets	4,429	3,892
Total debt, including capital lease obligation	2,560	2,326
Stockholders' equity	917	911

NON-GAAP FINANCIAL MEASURES (3)
    (in millions, except as otherwise noted)

	Three Months Ended September 30, 2006	Nine Months Ended September 30, 2006
Fuel Neutral Operating Expenses to Prior Period
Operating expenses as reported	$587	$1,667
Less: Reported aircraft fuel	(212)	(564)
Add: Aircraft fuel at prior period cost per gallon	171	423
Profit sharing impact	6	18
Fuel neutral operating expenses	552	1,544
Fuel neutral operating margin	12.1%	10.7%
Fuel neutral operating expense per ASM (cents)	7.32	7.24

	Three Months Ended September 30, 2006
	$	CASM
		(cents)
Operating Expense per ASM, Excluding Fuel and Gain on Sale of Aircraft
Operating expenses as reported	587	7.79
Add: Gain on sale of aircraft	7	0.09
Operating expenses excluding gain on sale of aircraft	594	7.88
Less: Reported aircraft fuel	(212)	(2.81)
Operating expenses excluding fuel and gain on sale of aircraft	382	5.07

(1)	During the three months ended September 30, 2006, we sold two Airbus A320 aircaft resulting in a gain of $7 million.

(2)	Excludes operating expenses and employees of LiveTV, LLC, which are unrelated to our airline operations.

(3)	In management's view, comparative analysis of period-to-period operating results can be enhanced by excluding the gain on sale of aircraft and the significant volatility in the price of aircraft fuel, the latter of which is subject to many economic and political factors that are beyond our control, in addition to the impact of hedging activities. We believe that the presentation of these non-GAAP financial measures is useful to management and investors because it is more indicative of our ability to manage our costs and also assists in understanding the significant impact that fuel prices have had, and continue to have, on our operations. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, our financial performance measures prepared in accordance with GAAP.